EXHIBIT 10.9
SECOND AMENDMENT TO SENIOR SECURED
REVOLVING CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of September 19, 2008, by and among KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY, a Maryland corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Senior Secured Revolving Credit Agreement, dated as of June 4, 2007 (as amended by that certain First Amendment to Senior Secured Revolving Credit Agreement, dated as of February 21, 2008, as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
     WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:
     1. Amendments.
     (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Advance Rate” in its entirety and replace it with the following:
     “Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a), (b) and (c), the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Performing First Lien Bank Loans	80%	70%
Performing Second Lien Bank Loans	70%	60%

Portfolio Investment	Quoted	Unquoted
Performing Unsecured Bank Loans	65%	55%
Performing Non-Cash Pay Bank Loans	55%	45%
Performing Cash Pay High Yield Securities	60%	50%
Performing Cash Pay Mezzanine Investments	55%	45%
Performing MLP Units	50%	—
Performing MLP Units - Private MLP (and Performing MLP Warrants directly linked to such units)	—	40%
Performing Non-Cash Pay High Yield Securities	50%	40%
Performing Common Equity, Warrants (other than the MLP Warrants), and MLP Subordinated Units	45%	40%
Performing Non-Cash Pay Mezzanine Investments and the “in-the-money” equity component of any convertible debt Securities constituting Mezzanine Investments that are convertible at the holder’s option	45%	35%
Non-Performing First Lien Bank Loans	35%	0%
Non-Performing Second Lien Bank Loans	25%	0%
Non-Performing High Yield Securities	25%	0%
Non-Performing Unsecured Bank Loans	20%	0%
Non-Performing Mezzanine Investments	15%	0%
     (b) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Performing MLP Units” in its entirety and replace it with the following:
     “Performing MLP Units” means MLP Units (a) as to which, at the time of determination, not less than 80% of the minimum quarterly distribution for the most recent fiscal quarter period then ending for such issuer of such MLP Units has been paid in cash (or in the case of Kinder, Enbridge or similar investments included in the definition of MLP Units, additional shares), (b) for which, the issuer of such MLP Units shall have at least one class of units traded on a national stock exchange in the United States of America and (c) which are Performing.
     (c) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definition:

     “Performing MLP Units-Private MLP” means MLP Units (a) as to which, at the time of determination, not less than 80% of the minimum quarterly distribution for the most recent fiscal quarter period then ending for such issuer of such MLP Units has been paid in cash, (b) for which, the issuer of such MLP Units shall not have any class of units traded on a national stock exchange in the United States of America and (c) which are Performing.
     (d) Section 5.13 of the Credit Agreement is hereby amended by replacing subsection (c) of such Section in its entirety with the following:
(c)	the portion of the Borrowing Base attributable to the aggregate amount of unquoted Performing MLP Units-Private MLP (and associated MLP Warrants directly linked to such units (the “MLP Warrants”)), unquoted or private Performing Common Equity, MLP Subordinated Units, Performing Non-Cash Pay Bank Loans, Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, and Warrants (other than the MLP Warrants) shall not exceed 45% of the total Borrowing Base, and the Borrowing Base shall be reduced to the extent such portion exceeds 45% of the total Borrowing Base; provided, that, in no event shall the portion of the Borrowing Base attributable to the aggregate amount of unquoted or private Performing Common Equity, MLP Subordinated Units, Performing Non-Cash Pay Bank Loans, Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, and Warrants (other than the MLP Warrants) exceed 20% of the total Borrowing Base and the Borrowing Base shall be reduced to the extent such portion would otherwise exceed 20% of the total Borrowing Base; provided, further, in no event shall the portion of the Borrowing Base attributable to the aggregate amount of Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, and Warrants (other than the MLP Warrants) exceed 10% of the total Borrowing Base, and the Borrowing Base shall be reduced to the extent such portion exceeds 10% of the total Borrowing Base;
     (e) Section 5.13 of the Credit Agreement is hereby amended by inserting “; and” to the end of subsection (k) and the following subsection (l) to such Section:
     (l) the portion of Borrowing Base attributable to any Portfolio Investment, other than Cash, Cash Equivalents, Short-Term U.S. Government Securities and Long-Term U.S. Government Securities (including any issuers in a consolidated group of corporations or other entities) shall not exceed 10% of the Revolving Commitment Amount.
     2. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent:
     (a) The Borrower (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;
     (b) The execution, delivery and performance by the Borrower of the Loan Documents is within its organizational powers and has been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;
     (c) The execution, delivery and performance by the Borrower of this Agreement (i) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect; (ii) will not violate any Requirements of Law or any judgment, order or ruling of any Governmental Authority, and (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Parent or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower;
     (d) This Amendment has been duly executed and delivered for the benefit of or on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and
     (e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.
     3. Reaffirmations and Acknowledgments.
     Acknowledgment of Perfection of Security Interest. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.
     4. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
     5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

     6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
     7. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
     8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
     9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
     10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal, by their authorized officers as of the day and year first above written.

BORROWER: KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer

LENDERS: SUNTRUST BANK, as Administrative Agent, as Issuing Bank and as a Lender
By:	/s/ David Simpson
	Name:	David Simpson
	Title:	Vice President

CITIBANK, N.A., as Syndication Agent and as a Lender
By:	/s/ Todd J. Mogil
	Name:	Todd J. Mogil
	Title:	Vice President

MERRILL LYNCH BANK USA, as Co-Documentation Agent and as a Lender
By:	/s/ Louis Alder
	Name:	Louis Alder
	Title:	First Vice President

AMEGY BANK, as a Lender
By:	/s/ W. Bryan Chapman
	Name:	W. Bryan Chapman
	Title:	Senior Vice President

CUSTODIAL TRUST COMPANY, as a Lender
By:	/s/ Ben J. Szwalbenest
	Name:	Ben J. Szwalbenest
	Title:	President & CEO